Exhibit 99.1

SAIC Announces Financial Results for the Fourth Quarter and Fiscal Year 2014

•	Revenues: $941 million for fourth quarter ($931 million excluding revenues performed by former parent); $4.1 billion for fiscal year ($4.0 billion excluding revenues performed by former parent)

•	Diluted Earnings per Share: $0.66 for fourth quarter; $2.27 for fiscal year

•	Cash Flows Provided by Operations: $125 million for fourth quarter; $183 million for fiscal year

•	Quarterly Dividend: $0.28 per share dividend declared; payable on April 30, 2014

MCLEAN, Va., April 8, 2014/PRNewswire/ — Science Applications International Corporation (NYSE: SAIC), a technical, engineering and enterprise information technology company, today announced financial results for the fourth quarter and fiscal year which ended January 31, 2014. The Company commenced operations on September 27, 2013 following completion of a separation transaction from its former parent.

“Fiscal year 2014 was a transformational year that provides the foundation for the future,” said Tony Moraco, SAIC Chief Executive Officer. “Through deliberate and focused action, we have positioned SAIC to be more competitive in our marketplace as a new $4 billion company.”

“This was the first full quarter as a separate company and was largely in line with our expectations,” Moraco continued. “It provides SAIC a baseline to measure the progress of SAIC’s strategic objectives for business performance aimed at increasing shareholder value.”

Fourth Quarter Summary Operating Results

Revenues for the fourth quarter were $941 million ($931 million excluding revenues performed by former parent), compared to $1,155 million during the fourth quarter of the prior year ($1,130 million excluding revenues performed by former parent). Revenues contracted primarily due to the loss of the DISN Global Solutions program, decreased activity on information technology and logistics programs primarily due to in-theater force drawdown and completion of a program to supply technical support to the Army.

Operating income for the quarter was $56 million (6.0 percent of revenues excluding revenues performed by former parent), down from $61 million (5.4 percent of revenues excluding revenues performed by former parent) in the prior year period. The reduction was largely due to lower revenue volume which was only partially offset by lower separation transaction and restructuring expenses in the current quarter relative to the fourth quarter in the previous year.

Net income for the quarter was $33 million compared to $43 million in the prior year period. Net income declined relative to the prior year quarter primarily due to the above-described reduction in operating income as well as interest expense on long-term debt acquired in connection with the separation.

Diluted earnings per share were $0.66 for the fourth quarter. The weighted average diluted shares outstanding during the quarter was 49.7 million.

Fiscal Year 2014 Summary Operating Results

Full year revenues were $4.1 billion ($4.0 billon excluding revenues performed by former parent), compared to $4.8 billion during the prior year ($4.7 billion excluding revenues performed by former parent). Approximately $300 million of the $700 million contraction in revenue from fiscal 2013 to fiscal 2014 was due to the DISN Global Solutions program being transitioned to a successor contractor. Other factors contributing to the revenue contraction included decreased activity on information technology and logistics programs primarily related to in-theater force drawdown, lower funding levels for material and subcontracts on Navy contract vehicles, completion of a program to supply technical support to the Army and delays in U.S. government contract awards due to budget pressures.

Operating income for the fiscal year was $183 million (4.6 percent of revenues excluding revenues performed by former parent), down from $281 million (6.0 percent of revenues excluding revenues performed by former parent) in the prior year. The reduction in operating income for the year was primarily attributable to lower revenue volume and higher separation transaction and restructuring costs.

Net income for the fiscal year was $113 million compared to $182 million in the prior year. Net income declined primarily due to the above-described reduction in operating income as well as interest expense on long-term debt acquired in connection with the separation.

Diluted earnings per share were $2.27 for the year. The weighted average diluted shares outstanding at year end was 49.7 million.

Cash Generation and Capital Deployment

Cash flows provided by operating activities for the fourth quarter was $125 million, which was a $92 million improvement compared to the same period in the previous year. The improvement was largely due to strong customer collections.

Cash flows provided by operating activities for the full year totaled $183 million which was a decrease of $97 million compared to the prior year. The decrease was primarily due to lower net income and a reduction in accrued vacation during fiscal 2014 due to a change in the Company’s vacation policy. The change resulted in a onetime payment to employees for previously accrued vacation pay above the revised maximum level.

As of January 31, 2014, the Company had $254 million in cash and cash equivalents and $502 million in long-term debt.

Quarterly Dividend Declared

As previously announced, the Board of Directors has authorized and declared a regular quarterly cash dividend of $0.28 per share payable on April 30, 2014, to stockholders of record on April 15, 2014. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

New Business Awards

Net Bookings for the fourth quarter were approximately $270 million which reflects a book-to-bill ratio of 0.3. Net bookings during fiscal 2014 totaled $3 billion, representing a book-to-bill ratio of 0.7. Notable awards received during the fourth quarter included:

•	United States Army Communications-Electronics Research, Development and Engineering Center (CERDEC): SAIC was awarded a prime position on a multiple award, indefinite-delivery/indefinite-quantity contract for Technical, Administrative and Operations Support Services (TAOSS). The contract is to provide services including, but not limited to, research and development, engineering, logistics and business development operations support for the US Army CERDEC Space and Terrestrial Communications Directorate at Aberdeen Proving Ground, Maryland. The contract has a five year period of performance and a total contract ceiling value of $497 million available to all awardees.

•	Naval Air Systems Command: SAIC was awarded a prime contract to provide technical and scientific research, development, integration, analysis, assessment, and test and evaluation for its Anti-Submarine Warfare (ASW) sensor systems by the Avionics Department (AIR-4.5) at the Naval Air Systems Command, Naval Air Station Patuxent River. The multiple-award, indefinite-delivery/indefinite-quantity contract has a five-year period of performance and a total contract ceiling value of approximately $50 million available to all awardees.

In the first few weeks after the end of fiscal 2014, the company has seen incremental increases in contract awards including:

•	U.S. Army Aviation and Missile Command (AMCOM): SAIC was awarded a follow-on task order to provide professional and engineering support services to the U.S. Army Aviation and Missile Research Development and Engineering Center Software Engineering Directorate (SED). This single award task order has a three-year period of performance and a total contract value of more than $836 million. The task order was awarded under the AMCOM Expedited Professional and Engineering Support Services (EXPRESS) contract vehicle that provides for systems and computer resources support. Work will be performed primarily at Redstone Arsenal in Huntsville, Alabama.

•	U.S. Army Human Resources Command (HRC): SAIC was awarded a task order to provide the U.S. Army HRC with full lifecycle information technology support, including maintenance, enhancement and development support for systems, programs, applications and databases vital to managing the Army’s personnel in peacetime and at war. The single award task order has a one-year base period of performance, two one-year options and a total contract value of approximately $221 million if all options are exercised. Work will be performed primarily in Fort Knox, Kentucky.

The Company’s backlog of signed business orders at the end of the year was $6.7 billion. Negotiated backlog does not include any estimate of future task orders expected to be awarded under indefinite-delivery/indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

About SAIC

SAIC management will discuss operations and financial results in an earnings conference call beginning at 5 p.m. Eastern on April 8, 2014. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website (http://investors.saic.com). Interested parties may listen to the conference call by dialing +1.877.941.0844 (toll-fee U.S.) or +1.480.629.9835 (International/Local) and entering passcode 4670471.

SAIC is a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets. SAIC’s deep domain knowledge and customer relationships enable the delivery of systems engineering and integration offerings for large, complex government and commercial projects. SAIC’s approximately 13,000 employees serve customers in the U.S. federal government, state/local, and global commercial markets, specializing in providing a broad range of higher-end, differentiated technical capabilities. Headquartered in McLean, Va., SAIC has annual revenues of about $4 billion. For more information, visit http://www.saic.com/. For ongoing news, please visit our newsroom.

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with our recently completed spin-off transaction from our former parent, such as disruption to business operations, unanticipated expenses or a failure to realize the expected benefits of the spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of April 8, 2014. The Company expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Gary Bracken, +1.585.230.0412, gary.e.bracken@saic.com

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	January 31, 2014	January 31, 2013	January 31, 2014	January 31, 2013
Revenues	$931	$1,130	$4,017	$4,690
Revenues performed by former parent	10	25	104	91

Total revenues	941	1,155	4,121	4,781
Costs and expenses:
Cost of revenues	851	1,041	3,684	4,282
Cost of revenues performed by former parent	10	25	104	91

Total cost of revenues	861	1,066	3,788	4,373
Selling, general and administrative expenses	23	15	92	99
Separation transaction and restructuring expenses	1	13	58	28

Operating income	56	61	183	281
Interest expense	4	—	7	—

Income before income taxes	52	61	176	281
Provision for income taxes	(19)	(18)	(63)	(99)

Net income	$33	$43	$113	$182

Weighted average number of shares outstanding:
Basic	48.6	48.6	48.6	48.6
Diluted	49.7	49.7	49.7	49.7
Earning per share (EPS):
Basic	$0.68	$0.88	$2.33	$3.74
Diluted	$0.66	$0.87	$2.27	$3.66

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED AND COMBINED BALANCE SHEETS

(Unaudited, in millions)

	January 31, 2014	January 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$254	$1
Receivables, net	621	691
Inventory, prepaid expenses and other current assets	119	117

Total current assets	994	809
Property, plant and equipment, net	60	29
Intangible assets, net	4	6
Goodwill	379	379
Deferred income taxes	1	18
Other assets	9	4

Total assets	$1,447	$1,245

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$387	$435
Accrued payroll and employee benefits	149	185
Deferred tax liabilities, current	15	16
Long-term debt and capital lease obligations, current portion	13	2

Total current liabilities	564	638
Long-term debt and capital lease obligations, net of current portion	489	1
Other long-term liabilities	17	10
Equity:
Common stock, $.0001 par value 1 billion shares authorized, 49 million shares issued and outstanding at January 31, 2014.	—	—
No shares were issued or outstanding as of January 31, 2013.
Additional paid-in capital	349	—
Retained earnings	30	—
Accumulated other comprehensive loss	(2)	—
Former parent company investment	—	596

Total equity	377	596

Total liabilities and equity	$1,447	$1,245

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended January 31		Fiscal Year Ended January 31
	2014	2013	2014	2013
Cash flows from operating activities:
Net income	$33	43	113	182
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	3	3	13	13
Deferred income taxes	5	13	18	13
Stock-based compensation	8	5	33	30
Net gain on sales and disposals of assets	—	—	—	—
Increase (decrease) in cash resulting from changes in:
Receivables, net	101	59	70	123
Inventory, prepaid expenses and other current assets	(25)	(2)	(2)	(13)
Other assets	(1)	—	—	2
Accounts payable and accrued liabilities	15	(53)	(33)	(82)
Income taxes payable	(5)	—	—	—
Accrued payroll and employee benefits	(16)	(34)	(36)	11
Other long-term liabilities	7	(1)	7	1

Total cash flows provided by operating activities	125	33	183	280
Cash flows from investing activities:
Expenditures for property, plant and equipment	(6)	(1)	(16)	(7)
Proceeds from sale of assets	—	—	—	1

Total cash flows used in investing activities	(6)	(1)	(16)	(6)
Cash flows from financing activities:
Borrowing under term loan facility	—	—	500	—
Payment of debt issuance costs	—	—	(5)	—
Dividend paid to former Parent	—	—	(295)	—
Contribution from former Parent	3	—	29	—
Dividend payments to common stockholders	(13)	—	(27)	—
Issuances of common stock	1	—	1	—
Repurchases of common stock	(13)	—	(13)	—
Payments on capital leases and notes payable	—	(1)	(1)	(4)
Net transfers to former Parent	—	(30)	(103)	(270)

Total cash flows provided by (used in) financing activities	(22)	(31)	86	(274)

Total increase in cash and cash equivalents	97	1	253	—

Cash and cash equivalents at beginning of period	157	—	1	1

Cash and cash equivalents at end of period	$254	1	254	1

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited, in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. The Company segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which the Company is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery/indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) Schedule or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	January 31,	January 31,
	2014	2013
Funded backlog	$1,639	$1,953
Negotiated unfunded backlog	5,012	5,811

Total backlog	$6,651	$7,764